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                                                                   EXHIBIT 10.8

                EXTENSION, MODIFICATION AND RATIFICATION OF LEASE

 This Extension, Modification and Ratification of Lease is made and entered into, effective the 27th day of January, 1994, between The Woodlands Corporation ("Lessor") and Energy BioSystems Corporation ("Lessee"), for and in consideration of One Dollar ($1.00), and other good and valuable consideration.

                              W I T N E S S E T H:

         1. Lessor and Lessee hereby confirm and ratify (as modified below) all of the terms, conditions and covenants in that certain Lease Agreement between the parties dated May 24. 1993, under which Lessee has leased from Lessor approximately 23.851 square of net rentable area in that building located at 4200 Research Forest Dr., The Woodlands, Montgomery County, Texas.

         2. Lessor and Lessee agree that beginning April 1, 1994, the area of the Premises shall be increased by 4.508 square feet of net rentable area ("Expansion Area"), which Expansion Area is outlined Premises to on attached Exhibit "A", changing the size of 28.359 square feet of net rentable area the

3. Lessor and Lessee agree that, beginning April 1, 1994, the Base Rent, as set out in section ~ of the Lease Agreement, shall be increased by Two thousand eiqht hundred seventeen and 50/00 dollars ($2.817.50) per month, so that the total Base Rent shall be twenty five thousand two hundred seventy seven and 19/00 dollars ($25.277.19) per month; and beginning January 1, 1995, the Base Rent, as described in section Q of the Lease Agreement shall be increased by four thousand two hundred forty-five dollars ($4.245.00), so that the total Base Rent shall twenty six thousand seven hundred four and 69/100 dollars ($26.704.69) per month.

         4. During the period of April 1, 1994 through December 31, 1994, Lessor agrees to pay all Operating Expenses for the Expansion Area. It is understood that the number of rentable square feet in the Expansion Area will not be used in the calculation of Lessee's prorata share of Excess Operating Expenses until January 1, 1995.

         5. Lessor agrees to fund an Allowance for Tenant Improvements of $72,128 ($16.00 per square foot of Expansion Area). The Tenant Improvement Allowance will be funded to Lessee on the later of January 1, 1995, or upon completion of the Tenant Improvements by Lessee in accordance with exhibit "B" attached hereto.

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         6. Lessee's Right of First Refusal described in paragraph 35 of the
Lease is deemed to have been exercised by Lessee in this expansion.

         Signed this the 27th day of January, 1994 at The Woodlands, Texas.

                                          LESSEE:


                                          By: /s/ Paul G. Brown III
                                          Name:  Paul G. Brown III
                                          Title:  V. P. Finance


                                          LESSOR:


                                          BY;  /s/ Eric Wojner
                                          Name:  Eric Wojner
                                          Title:  V. P. Investment Properties